                                                                     EXHIBIT 8.1
                                                                     -----------

                                August 21, 2000


Board of Directors
Havas Advertising
84, rue de Villiers
92683 Levallois-Perret Cedex
France

Ladies and Gentlemen:

          This opinion is being delivered to you in connection with the proposed merger of HAS Acquisition Corp. ("Merger Subsidiary"), a Delaware corporation and a direct, wholly owned subsidiary of Havas Advertising ("Parent"), a societe anonyme organized under the laws of the French Republic, with and into Snyder Communications, Inc. (the "Company"), a Delaware corporation, with the separate corporate existence of Merger Subsidiary ceasing and the Company continuing as the surviving corporation (the "Merger"). The Merger will be consummated pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of February 21, 2000, by and among Parent, Merger Subsidiary and the Company.

          In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the "Registration Statement") and/or the Proxy Statement/Prospectus of Parent and the Company; (3) representations and certifications made to us by Parent (attached hereto as Exhibit A); (4) representations and certifications made to us by the Company
---------
(attached hereto as Exhibit B); and (5) such other instruments and documents
                    ---------
related to the formation, organization and operation of Parent, Merger Subsidiary and the Company or to the

Havas Advertising
August 21, 2000
Page 2

consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate./1/


                            The Proposed Transaction
                            ------------------------

          Based solely upon our review of the documents set forth above, and upon such information as Parent, Merger Subsidiary and the Company have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

          Parent is a global advertising and communications company. Merger Subsidiary was organized solely for the purpose of accomplishing the merger described below. The Company is a leading international provider of direct marketing, advertising and communications services and Internet professional services. The Company's business is divided into two groups: (1) "SNC," which consists of the Company's direct marketing, advertising and communications business, and (2) "circle.com," which conducts the Company's Internet professional services business. The Company has two classes of common stock:
(1) SNC stock, and (2) circle.com stock. The circle.com stock is intended to reflect the separate performance of the Company's circle.com business and the SNC stock is intended to reflect the separate performance of the Company's remaining businesses. The Company spun-off its healthcare services business to its stockholders of record as of September 20, 1999.

          For the reasons set forth in the Registration Statement, it is proposed that pursuant to the Agreement and the laws of the State of Delaware, Merger Subsidiary merge with and into the Company. Merger Subsidiary's separate corporate existence will cease and the Company will be the surviving corporation (the "Surviving Corporation"). As the Surviving Corporation, the Company will succeed to all of the assets and liabilities of Merger Subsidiary under Delaware corporate law.

          By virtue of the Merger, each share of SNC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of SNC

--------------------
/1/ All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

Havas Advertising
August 21, 2000
Page 3

Common Stock to be cancelled pursuant to Section 2.01(c) of the Agreement) will be converted into the right to receive a number of Parent ADSs (American Depositary Shares) equal to the Exchange Ratio. Each share of the Company's circle.com Common Stock issued and outstanding immediately prior to the Effective Time will remain outstanding in the Merger as one share of circle.com Common Stock of the Surviving Corporation. It is a condition to the Merger that the SNC Common Stock represent "control" of the Company within the meaning of
Section 368(c) of the Code at the Effective Time.

          Fractional shares of Parent ADS will not be issued in the Merger. Rather, a holder of SNC Common Stock entitled to receive a fractional Parent ADS will be entitled to receive an amount of cash (rounded down to the nearest whole cent), without interest thereon, equal to the product of (i) such fraction multiplied by (ii) the Average Parent Trading Price in U.S. Dollars multiplied by (iii) the ADS Ratio. Under Delaware General Corporation Law, no appraisal rights will be available to holders of either SNC Common Stock or circle.com Common Stock in connection with the Merger.

          Promptly following the Effective Time, Parent will transfer all of the SNC Common Stock of Surviving Corporation to Havas Advertising International ("Havas International"), a wholly-owned subsidiary of Parent. Parent will then cause Havas International to contribute the SNC Common Stock to US Parent, a wholly-owned subsidiary of Havas International, and cause US Parent to contribute to the SNC Group a note receivable from US Parent in the principal amount of not less than $500,000,000.

                        Assumptions and Representations
                        -------------------------------

          In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

          1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine.

          2. All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

Havas Advertising
August 21, 2000
Page 4

          3. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof).

                   Opinion - Federal Income Tax Consequences
                   -----------------------------------------

          Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for federal income tax purposes: (1) the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code with the consequences that (A) a holder of SNC Common Stock should not recognize gain or loss on the exchange of SNC Common Stock for Parent ADSs as a result of the Merger, except to the extent of any cash received in lieu of fractional Parent ADSs, (B) a holder of SNC Common Stock who receives cash in lieu of a fractional Parent ADS will be treated as having received the cash in exchange for the fractional share interest and will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the SNC Common Stock allocable to the fractional share interest,
(C) the aggregate tax basis of the Parent ADSs received by a holder of SNC Common Stock, including any fraction of a Parent ADS deemed received, should be the same as the aggregate tax basis of the SNC Common Stock surrendered therefor, (D) the holding period of the Parent ADSs, including any fraction of a Parent ADS deemed received, should include the holding period of the SNC Common Stock surrendered therefor, provided that the shares of SNC Common Stock are held as capital assets at the time of the Merger, and (E) no gain or loss will be recognized by the Company, Parent or Merger Subsidiary; and (2) the discussion in the Registration Statement under the heading "Material U.S. Federal Income Tax Consequences of the Merger," to the extent such discussion describes applicable federal income tax law, is correct in all material respects, as of the date hereof.

          In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

          1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable

Havas Advertising
August 21, 2000
Page 5

outcome on the merits and is not binding on the IRS or the courts.
There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Parent has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

          2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

          3. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of the Company that may be relevant to particular classes of the Company shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

          4. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus or to any transaction whatsoever, including the Merger, if all the transactions described in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus are not consummated in accordance with the terms of the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Havas Advertising
August 21, 2000
Page 6

          We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                    Sincerely yours,

                                    /s/ Hogan & Hartson L.L.P.

                                    HOGAN & HARTSON L.L.P.

                                                                       Exhibit A
                                                                       ---------

                               HAVAS ADVERTISING

                                  CERTIFICATE

     In connection with the merger (the "Merger") of HAS ACQUISITION CORP. ("Merger Sub"), a Delaware corporation and a direct wholly-owned subsidiary of HAVAS ADVERTISING, a societe anonyme organized under the laws of the French Republic ("Parent"), with and into SNYDER COMMUNICATIONS, INC., a Delaware corporation (the "Company"), pursuant to the Agreement and Plan of Merger dated as of February 20, 2000 (the "Merger Agreement"), among Parent, Merger Sub and the Company, Parent hereby certifies, on behalf of Parent and Merger Sub, the following (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

1. The fair market value of the American Depositary Shares of Parent ("Parent ADSs") to be received in the Merger by each holder of the common stock of the Company designated as "Snyder Communications, Inc. Common Stock" in the certificate of incorporation of the Company ("SNC Common Stock") will be approximately equal to the fair market value of the SNC Common Stock surrendered in the exchange.

2. The payment of cash in lieu of a fraction of a Parent ADS is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing a fraction of a Parent ADS, and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to holders of SNC Common Stock instead of issuing fractions of Parent ADSs will not exceed one percent (1%) of the total consideration that will be issued in the Merger to holders of SNC Common Stock in exchange for their SNC Common Stock.

3. In connection with the Merger, no shares of Company Common Stock will be acquired by Parent or any person related to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) for consideration other than Parent Shares or Parent ADSs.

4. In connection with the Merger, neither Parent nor any person related to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) will purchase, exchange, redeem or otherwise acquire (directly or indirectly) any Parent ADSs issued to holders of SNC Common Stock in the Merger.

5. In the Merger, shares of Company Common Stock representing control of the Company, within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"), will be exchanged solely for Parent ADSs. In connection with the Merger, no shares of Company Common Stock will be exchanged for cash or other property originating with Parent or any person related to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)). Further, no liabilities of the Company or of the shareholders of the Company will be assumed by Parent, nor to the best knowledge of the management of Parent will any SNC Common Stock be subject to any liabilities.

6. Following the Merger, Parent will cause the Company to hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of Merger Sub held immediately before the Merger. For purposes of this representation, assets transferred from Parent to Merger Sub are not included as assets of Merger Sub immediately before the Merger where such assets are used to pay reorganization expenses, to pay creditors of the Company or to enable Merger Sub to satisfy state minimum capitalization requirements (where the money is returned to Parent as part of the transaction).

7. Following the Merger, the historic business of the Company will be continued by, or a significant portion of the Company's historic business assets will be used in a business of, Parent or a corporation within Parent's qualified group (within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii)).

8. Parent has no plan or intention to liquidate the Company; to merge the Company with or into another corporation; to sell, distribute or otherwise dispose of the SNC Common Stock acquired in the Merger except for transfers or successive transfers of SNC Common Stock to one or more corporations controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor; or to cause the Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub, except for dispositions made in the ordinary course of business or transfers or successive transfers of assets to one or more corporations controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor.

9. Following the Merger, Parent intends to cause the Company to continue the active conduct of its trade or business within the meaning of Section 355(b) of the Code.

10. There will be no dissenters to the Merger.

11. Parent and Merger Sub will pay their respective expenses, if any, incurred in connection with the Merger, and will not pay any of the expenses of the shareholders of the Company incurred in connection with the Merger.

12. Neither Parent nor any person related to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) has owned during the past five
    (5) years any shares of Company Common Stock.

13. Neither Parent nor Merger Sub is an investment company as defined in
    Section 368(a)(2)(F)(iii) and (iv) of the Code.

14. Prior to the Merger, Parent will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

15. Parent has no plan or intention to cause the Company to alter the terms of the Company Common Stock or to issue additional shares of stock of the Company that, in either case, would result in Parent losing control of the Company within the meaning of Section 368(c) of the Code.

16. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired or will be settled at a discount.

17. Merger Sub will have no liabilities assumed by the Company, and will not transfer to the Company any assets subject to liabilities, in the Merger.

18. None of the compensation to be received by any shareholder-employee of the Company in the Merger will be separate consideration for, or allocable to, any of their shares of SNC Common Stock; none of the Parent ADSs to be received by any shareholder-employee of the Company will be separate consideration for, or allocable to, any employment, management or consulting agreement; and the compensation to be paid to any shareholder-employee after the Merger pursuant to arrangements entered into in connection with the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

19. The Merger is being effected for bona fide business reasons.

20. The Merger Agreement represents the full and complete agreement between Parent, Merger Sub and the Company regarding the Merger, and there are no other written or oral agreements regarding the Merger.

21. A Parent ADS and a Parent Share entitles the holder thereof to vote for the election of the members of the board of directors of Parent.

22. No holder of SNC Common Stock is acting as agent for Parent in connection with the Merger or approval thereof, and neither Parent nor Merger Sub will reimburse any holder of SNC Common Stock for the SNC Common Stock such holder may have purchased, or for other obligations such holder may have incurred, as agent for Parent or Merger Sub.

23. In the Merger, U.S. transferors (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(v)) will receive, in the aggregate, (taking into account any attribution or constructive ownership rules of Treasury Regulation
    Section 1.367(a)-3(c)) Parent ADSs representing 50% or less of both the total voting power and the total value of all of the capital stock of Parent outstanding immediately after the Merger.

24. Officers, directors and five-percent target shareholders (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(iii)) of the Company will own, in the aggregate (taking into account any attribution or constructive ownership rules of Treasury Regulation Section 1.367(a)-3(c)) Parent ADSs representing 50% or less of both the total voting power and total value of all of the capital stock of Parent outstanding immediately after the Merger.

25. No U.S. person (as defined in Treasury Regulation Section 1.367(a)- 3(c)(5)(iv)) will be a five-percent transferee shareholder (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Parent.

26. Parent or one or more of its qualified subsidiaries (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(vii)) or one or more of its qualified partnerships (as defined in Treasury Regulation Section 1.367(a)- 3(c)(5)(viii)) has been engaged in an active trade or business outside the United States, within the meaning of Treasury Regulation Sections 1.367(a)- 2T(b) and 1.367(a)-3(c)(3)(ii), for the entire 36-month period immediately before the Merger. None of Parent, its qualified subsidiaries or its qualified partnerships has an intention to substantially dispose of or discontinue such trade or business.

27. At the time of the Merger, the substantiality test (as defined in Treasury Regulation Section 1.367(a)-3(c)(3)(iii)) will be satisfied.

28. Following the Merger, Parent will cause the Company to comply with the reporting requirements of Treasury Regulation Section 1.367(a)-3(c)(6).

29. Parent has neither issued or acquired options (or an interest similar to an option) for a principal purpose (within the meaning of Treasury Regulation
    Section 1.367(a)-3(c)(4)(ii)) of avoiding the general rule of Section 367(a)(1) of the Code.

30. The Company will not, immediately after the transfer, own directly or indirectly (applying the attribution rules of Sections 267(c)(1) and (5) of the Code) any Parent Shares or Parent ADSs.

31. Following the Merger, Parent intends to maintain control of the Company (within the meaning of Section 368(c) of the Code) and will take no action in connection with the Merger which reasonably could be expected to result in Parent losing control of the Company (within the meaning of Section 368(c) of the Code).

32. Prior to the Merger, Parent will be in control of Havas Advertising International S.A. ("Havas Advertising International") within the meaning of
    Section 368(c) of the Code. Parent has no plan or intention to issue additional shares of stock of Havas Advertising International that would result in Parent losing control of Havas Advertising International within the meaning of Section 368(c) of the Code.

33. Prior to the Merger, Havas Advertising International will be in control of EWDB North America, Inc. ("US Parent") within the meaning of Section 368(c) of the Code. Havas Advertising International has no plan or intention to issue additional shares of stock of US Parent that would result in Havas Advertising International losing control of US Parent within the meaning of
    Section 368(c) of the Code.

    IN WITNESS WHEREOF, Parent, on behalf of Parent and Merger Sub, has executed this Certificate on this 21st day of August, 2000.

                                             HAVAS ADVERTISING

                                             By:
                                             Name:
                                             Title:

                                                                       Exhibit B
                                                                       ---------


                          SNYDER COMMUNICATIONS, INC.

                                  CERTIFICATE

          In connection with the merger (the "Merger") of HAS ACQUISITION CORP. ("Merger Sub"), a Delaware corporation and a direct wholly-owned subsidiary of HAVAS ADVERTISING, a societe anonyme organized under the laws of the French Republic ("Parent"), with and into SNYDER COMMUNICATIONS, INC., a Delaware corporation (the "Company"), pursuant to the Agreement and Plan of Merger dated as of February 20, 2000 (the "Merger Agreement"), among Parent, Merger Sub and the Company, the Company hereby certifies the following (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

     1. The fair market value of the American Depositary Shares of Parent ("Parent ADSs") to be received in the Merger by each holder of the common stock of the Company designated as "Snyder Communications, Inc. Common Stock" in the certificate of incorporation of the Company ("SNC Common Stock") will be approximately equal to the fair market value of the SNC Common Stock surrendered in the exchange.

     2. The payment of cash in lieu of a fraction of a Parent ADS is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing a fraction of a Parent ADS, and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to holders of SNC Common Stock instead of issuing fractions of Parent ADSs will not exceed one percent (1%) of the total consideration that will be issued in the Merger to holders of SNC Common Stock in exchange for their SNC Common Stock.

     3. Prior to and in connection with the Merger, no shares of Company Common Stock have been (i) redeemed by the Company, (ii) acquired by a person related to the Company (within the meaning of Treasury Regulation
         Section 1.368-1(e)(3) determined without regard to Treasury Regulation
         Section 1.368-1(e)(3)(i)(A)) for consideration other than Parent Shares, Parent ADSs or Company Common Stock, or (iii) the subject of any extraordinary distribution by the Company.

     4. There is no plan or intention on the part of any holder of SNC Common Stock who owns 5% or more of the SNC Common Stock and to the best of the knowledge of the management of the Company, there is no plan or intention on the part of the remaining holders of SNC Common Stock, to sell, exchange or otherwise dispose of any Parent ADSs to be received in the Merger by such holder directly or indirectly to Parent or to a person related to Parent (within the meaning of Treasury Regulation
         Section 1.368-1(e)(3)) for consideration other than Parent Shares or Parent ADSs.

     5. The Company has no outstanding equity interests other than as described in Section 3.05 of the Merger Agreement. At the Effective Time and following the Merger, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Parent's acquisition or retention of control of the Company within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

     6. The Company has no plan or intention to alter the terms of the Company Common Stock or to issue additional shares of its stock that, in either case, would result in Parent losing control of the Company within the meaning of Section 368(c) of the Code.

     7.  There will be no dissenters to the Merger.

     8. The Company and its shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

     9. The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     10. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     11. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired or will be settled at a discount.

     12. In the Merger, shares of Company Common Stock representing control of the Company within the meaning of Section 368(c) of the Code will be exchanged solely for Parent ADSs. In connection with the Merger, no shares of Company Common Stock will be exchanged for cash or other property originating with Parent or any person related to Parent (within the meaning of Treasury Regulation Section 1.368-1(e)(3)). Further, no liabilities of the Company or of the shareholders of the Company will be assumed by Parent, nor to the best of the knowledge of the management of the Company will any SNC Common Stock be subject to any liabilities.

     13. In connection with the Merger, the Company has not sold, transferred or otherwise disposed of any of its assets to the extent that would prevent Parent or members of its qualified group (within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii)) from causing the Company after the Merger to continue the historic business of the Company or to use a significant portion of the Company's historic business assets in a business.

     14. On the date of the Merger, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

     15. Following the Merger, the Company will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of Merger Sub held immediately prior to the Merger. For purposes of this representation, amounts paid by the Company to its shareholders who receive cash or other property in the Merger, amounts used by the Company to pay its reorganization expenses and those of its shareholders, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company immediately prior to the Merger.

     16. None of the compensation to be received by any shareholder-employee of the Company in the Merger will be separate consideration for, or allocable to, any of their shares of SNC Common Stock; none of the Parent ADSs to be received by any shareholder-employee of the Company will be separate consideration for, or allocable to, any employment or consulting agreement; and the compensation to be paid to any shareholder-employee after the Merger pursuant to arrangements entered into in connection with the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     17. All options, warrants or rights to acquire shares of Company Common Stock were issued with an exercise price no less than fair market value at the time of issue.

     18. At the Effective Time there will be no accrued but unpaid dividends on the SNC Common Stock.

     19. The Merger is being effected for bona fide business reasons.

     20. The Merger Agreement represents the full and complete agreement between Parent, Merger Sub and the Company regarding the Merger, and there are no other written or oral agreements regarding the Merger.

     21. In the Merger, U.S. transferors (as defined in Treasury Regulation
         Section 1.367(a)-3(c)(5)(v)) will receive, in the aggregate, (taking into account any attribution or constructive ownership rules of Treasury Regulation Section 1.367(a)-3(c)) Parent ADSs representing 50% or less of both the total voting power and the total value of all of the capital stock of Parent outstanding immediately after the Merger.

     22. Officers, directors and five-percent target shareholders (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(iii)) of the Company will own, in the aggregate, (taking into account any attribution or constructive ownership rules of Treasury Regulation Section 1.367(a)- 3(c)) Parent ADSs representing 50% or less of both the total voting power and total value of all of the capital stock of Parent outstanding immediately after the Merger.

     23. No U.S. person (as defined in Treasury Regulation Section 1.367(a)- 3(c)(5)(iv)) will be a five percent transferee shareholder (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Parent.

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

     24. The shareholders of the Company have no intention to substantially dispose of or discontinue any active trade or business (within the meaning of Treasury Regulation Section 1.367(a)-2T(b) and 1.367(a)- 3(c)(3)(i)) that Parent, any qualified subsidiary (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(vii)) or any qualified partnership (as defined in Treasury Regulation Section 1.367(a)- 3(c)(5)(viii)) of Parent is engaged in outside the United States.

     25. At the time of the Merger, the substantiality test (as defined in Treasury Regulation Section 1.367(a)-3(c)(3)(iii)) will be satisfied.

     26. The Company has neither issued or acquired options (or an interest similar to an option) for a principal purpose (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(4)(ii)) of avoiding the general rule of Section 367(a)(1) of the Code.

     27. The Company will not, immediately after the Merger, own directly or indirectly (applying the attribution rules of Sections 267(c)(1) and (5) of the Code) any Parent Shares or Parent ADSs.

         IN WITNESS WHEREOF, the Company has executed this Certificate on this 21st day of August, 2000.

                                         SNYDER COMMUNICATIONS, INC.

                                         By:
                                         Name:
                                         Title:

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